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                                                                    Exhibit 99.1


METRON TECHNOLOGY ACQUIRES CRITICAL PARTS
CLEANING BUSINESS

Burlingame, California. - March 3, 2000 - Metron Technology N.V. (Nasdaq: MTCH) today announced that it has completed the acquisition of Shieldcare Ltd., based in Scotland, a leading provider of critical parts cleaning services for semiconductor manufacturers in Europe. The acquisition fits with Metron Technology's announced strategy to provide world class outsourcing solutions in high growth areas of the semiconductor industry .The acquisition was completed as a cash transaction; the terms of the agreement were not disclosed.

Ed Segal, President and CEO of Metron Technology, commented, "The demand for capacity is driving the semiconductor industry into new areas of growth. With its established global infrastructure, Metron is well positioned to support this growth. The acquisition of Shieldcare allows us to provide additional high quality outsourcing services to support a number of critical production steps in the fab." The acquisition expands on a relationship between Shieldcare and Metron Technology that began last year with a joint agreement to build a critical parts cleaning facility in Israel. Building on the synergy of the acquisition agreement, Metron Technology has decided to proceed with plans to build an additional critical parts cleaning facility in Singapore.

Gordon Riddell, Managing Director of Shieldcare Ltd. added, "We strongly believe that our existing customers will benefit from our decision to combine our business with Metron Technology. The acquisition gives Metron Technology and Shieldcare the ability to develop and grow in regions where our customers need us to be." Shieldcare is an authorized supplier of critical parts cleaning services to major OEM and device manufacturing companies worldwide. The company also operates as an authorized re-manufacturer of physical vapor deposition
(PVD) equipment for a well-known supplier of automated systems for chemical vapor deposition (CVD).

Metron Technology N.V. (NASDAQ: MTCH) is a leading worldwide supplier of materials, capital equipment, and outsourcing services to the semiconductor and related industries. Metron's global infrastructure facilitates cost-efficient introduction of products into new markets and technical support worldwide. Outsourcing services provide semiconductor manufacturers with the ability to contract out support services such as materials management, cleanroom services, and facility maintenance. At the core of the business is a firm belief in the importance of local knowledge in maximizing penetration of worldwide markets. In Asia, Europe and the United States, Metron provides the means to ensure the successful transfer and use of manufacturing equipment and materials wherever they are sold. Metron Technology N. V. has its headquarters in Burlingame, California, and is on the web at www.metrontech.com

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements.


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Potential risks and uncertainties include, but are not limited to, the cyclicality of the semiconductor industry, the company's ability to deliver increased value to its stockholders and the ability to successfully integrate Shieldcare's services and staff into the company. For a description of other risks related to Metron Technology, see Metron Technology's prospectus dated November 19, 1999 and its other filings with the Securities and Exchange Commission.


CONTACT:
METRON TECHNOLOGY N.V.
Peter V. Leigh, (VP, Finance & CFO)
650/373-1133 ext.503